Exhibit 10.1

SELECT COMFORT CORPORATION

NON-EMPLOYEE DIRECTOR DEFERRAL PLAN

(Adopted Pursuant to Section 11.3 of the
Select Comfort Corporation 2010 Omnibus Incentive Plan)

1.           Establishment and Purposes of the Plan

1.1           Establishment of the Plan.  The Management Development and Compensation Committee of the Board of Directors of Select Comfort Corporation (the “Company”) hereby establishes this Non-Employee Director Deferral Plan (the “Plan”) pursuant to the authority granted to the Committee under Section 11.3 of the Select Comfort Corporation 2010 Omnibus Incentive Plan (the “2010 Plan”) and this Plan hereby incorporates by reference thereto the terms of the 2010 Plan.  The Plan shall be an unfunded nonqualified deferred compensation plan within the meaning of Section 409A the Internal Revenue Code of 1986, as amended (including regulations and rulings issued thereunder) (the “Code”).  The Plan does not cover employees and is therefore not subject to the Employee Retirement Income Security Act of 1974, as amended.

1.2           Purpose of the Plan.  The purpose of the Plan is to establish the terms and conditions pursuant to which Non-Employee Directors of the Company may defer the grant or payment of Incentive Awards that may be granted under the 2010 Plan.

1.3           Duration of the Plan.  As it relates to the right to defer the payment of Director’s Fees, the Plan will terminate upon the termination of the 2010 Plan and, subject to Section 8.2, the Plan may be terminated prior to such time by action of the Committee or the Board of Directors of the Company.

1.4           Shares Available under the Plan.  As this Plan is adopted pursuant to the authority granted to the Committee under Section 11.3 of the 2010 Plan, this Plan does not authorize or contemplate any additional shares beyond the shares authorized under the 2010 Plan.

2.           Definitions

2.1           Beneficiary.  “Beneficiary” means the individual, trust or other entity designated by the Participant to receive any benefits to be distributed under the Plan after the Participant’s death.  A Participant may designate more than one Beneficiary with specification of the percentage of any benefits to be paid to each designated Beneficiary.  A Participant may designate or change a Beneficiary by filing a signed designation with the Company in a form approved by the Company.  If a designation has not been properly completed and filed with the Company or is ineffective for any other reason, the Beneficiary shall be the Participant’s surviving spouse.

2.2           Board.  “Board” means the Board of Directors of the Company.

2.3           Change in Control.  A “Change in Control” shall be as defined in the 2010 Plan, provided such Change in Control is also a "change in control event" under Code Section 409A.

2.4           Committee.  “Committee” means the Management Development and Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan.

2.5           Common Stock.  “Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.6           Director’s Fees.  “Director’s Fees” means any compensation payable by the Company in the form of cash to a Non-Employee Director for service as a Non-Employee Director on the Board or any committee of the Board as may be approved from time to time by the Board, excluding expense allowances, reimbursements and insurance premiums paid to or on behalf of such Non-Employee Directors.

2.7           Fair Market Value.  “Fair Market Value” shall be as defined in the 2010 Plan.

2.8           Non-Employee Director.  “Non-Employee Director” means any individual who serves as a member of the Board and who is not an employee of the Company or any of its subsidiaries; provided, that the Committee may exclude any Non-Employee Director from participating in the Plan at any time or from time to time pursuant to an individual agreement or arrangement with such Non-Employee Director.

2.9           Participant.  “Participant” means any Non-Employee Director who elects to participate in the Plan.

2.10           Plan.  “Plan” means this Select Comfort Corporation Non-Employee Director Deferral Plan.

2.11           Plan Year.  “Plan Year” means the 12-month period beginning each January 1, commencing January 1, 2011.

2.12           Separation from Service.  “Separation from Service” means the Participant’s separation from service as a director and independent contractor with the Company (and all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code), voluntarily or involuntarily, for any reason, provided such Separation from Service constitutes a “separation from service” within the meaning of Section 409A of the Code.

2.13           Unforeseeable Emergency.  An “Unforeseeable Emergency” is a severe financial hardship of a Participant resulting from an illness or accident of the Participant, his or her spouse, his or her dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); the loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, provided such Unforeseeable Emergency constitutes an “unforeseeable emergency” within the meaning of Code section 409A.

3.           Administration

3.1           Power and Authority.  The Committee shall administer the Plan and shall have full power and authority to interpret the provisions of the Plan and to supervise the administration of the Plan.  All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.

3.2           Delegation of Powers; Employment of Advisers.  The Committee may delegate to any person or entity such duties and powers, both administrative and discretionary, as it deems appropriate, except for such duties that may not be delegated by law or regulation.  In administering the Plan, the Committee may employ attorneys, consultants, accountants or other persons, and the Company and the Committee shall be entitled to rely upon the advice or opinions of any such persons.  All ordinary and reasonable expenses of the Committee shall be paid by the Company.

4.              Election to Receive Director’s Fees in the Form of Common Stock

Pursuant to Section 11.2 of the 2010 Plan, a Non-Employee Director may elect to receive all or any portion of any Director’s Fees in the form of Common Stock by giving notice of such election to the Company in a form approved by the Committee.

5.           Election to Defer Receipt of Director’s Fees and to Receive Director’s Fees in the Form of Common Stock

5.1           Election.  A Non-Employee Director may elect to defer receipt of all or any portion of any Director’s Fees and to receive such deferred Director’s Fees in the form of Common Stock by giving notice of such election to the Company in a form approved by the Committee (a “Deferral Election”).  A Deferral Election shall be effective with respect to Director’s Fees payable commencing with the next Plan Year following the date of receipt by the Committee (or its delegate) of a completed Deferral Election.  Notwithstanding the preceding sentence, a Non-Employee Director who first becomes eligible to participate in the Plan or has not been eligible to participate in the Plan during the preceding twenty-four (24) months (in both cases, including any other plan that is required to be treated as a single plan with the Plan under Code section 409A) may make an initial irrevocable Deferral Election during the first 30 days of eligibility to participate and such election shall apply only to Director’s Fees earned for services performed on or after the first day of the first full calendar quarter beginning after the effective date of the election.  If a new Participant does not make an election during this 30-day period, the Participant may not make a Deferral Election to be effective earlier than the beginning of the next Plan Year.  An election becomes irrevocable after the last day on which such election can be made and remains so for the Plan Year.

5.2           Revocation of Election; Change in Distribution Date for Subsequent Plan Years.

(a)           Except as provided in Section 5.9, a Deferral Election may be revoked only by a subsequent election to receive payment of Director’s Fees in cash or to receive such Director’s Fees in the form of Common Stock pursuant to Section 4 above.  Such an election shall be effective with respect to Director’s Fees payable for services commencing with the next Plan Year following the date of the election.

(b)           For each succeeding Plan Year in which a Deferral Election is in effect, a Participant may change the distribution date for purposes of Section 5.4 for amounts deferred in the succeeding Plan Year(s) by timely delivering a new Deferral Election to the Company, specifying the distribution date for the amounts to be deferred in the succeeding Plan Year(s).

5.3           Establishment of Deferred Stock Unit Account.  As of any date that Director’s Fees would have been paid in cash to a Participant but for the Deferral Election, any amounts deferred pursuant to this Section 5 shall be credited in stock units (“Stock Units”) to a bookkeeping reserve account (“Account”) maintained by the Company.  The Company may maintain subaccounts within the Account as necessary to administer distribution of the Participant’s Deferral Elections. The number of Stock Units credited to a Participant’s Account shall be determined by dividing the amount of Director’s Fees to be deferred by the Fair Market Value of the Common Stock on the date such Director’s Fees would have been paid in cash to a Participant but for the Deferral Election, and shall include fractions of a Stock Unit.  All Stock Units credited to a Participant’s Account pursuant to the Plan shall at all times be fully vested and non-forfeitable.

5.4           Payment of Deferred Stock Unit Account.

(a)           Except as otherwise provided in Sections 7.1 and 7.2 below, Stock Units Credited to a Participant’s Account (or subaccount therein) shall be payable in either a single distribution or in a series of annual installments over a period of two (2) to ten (10) years, as specified by the Participant in the applicable Deferral Election.  The amount of any annual installment shall be determined by dividing the number of Stock Units in the Participant’s Account by the number of remaining installments to be made (including the payment being determined).

(b)           Except as otherwise provided in Sections 7.1 and 7.2 below, distribution of Stock Units shall be made or shall commence at such time or times as may be specified by the Participant in the applicable Deferral Election; provided that the designated payment date or dates with respect to any Deferral Election must be no earlier than the first day of the calendar year after the calendar year in which the Director’s Fees would have been paid but for the Deferral Election.  A Participant may elect to receive distribution either upon a fixed, predetermined date (but not an event), upon the Participant’s Separation from Service, or upon the earlier of a fixed date or the Participant’s Separation from Service.  If distribution is to be made on account of a Separation from Service and the individual is a ‘specified employee,’ as defined under Code section 409A, on the date of such Separation from Service, then no distribution will be made before the date that is six (6) months after the date of the individual’s Separation from Service, or if earlier, upon his or her death.

(c)           Stock Units shall be payable in a number of shares of Common Stock equal to the number of Stock Units in the Account.  The amount of any fractional shares shall be paid in cash.

5.5           Issuance and Delivery of Shares.  The Company shall issue and deliver to the Participant a certificate for the number of shares of Common Stock due such Participant as payment for Stock Units as soon as practicable following the date on which Stock Units are payable or, alternatively, the shares may be issued in non-certificated form and delivered via electronic means to a brokerage account designated by the Participant.

5.6           Unfunded Nature of Accounts.  The Plan shall be unfunded with respect to the Company’s obligation to pay any amount of Stock Units in any Account, and a Participant’s rights to receive any payment of cash or shares of Common Stock for Stock Units in any Account shall be no greater than the rights of an unsecured general creditor of the Company.

5.7           Designation of Beneficiary.  A Non-Employee Director may designate a Beneficiary or Beneficiaries to receive any distributions under the Plan upon his or her death.

5.8           Dividends.  In the event a cash dividend is declared with respect to the Common Stock, the Account of each Participant shall be credited with a number of Stock Units determined by first calculating the product of (a) the cash dividend payable with respect to each share of Common Stock and (b) the total number of Stock Units credited to the Account as of the record date for such dividend; and second, by dividing such product by the Fair Market Value of the Common Stock on the payment date for such dividend.

5.9           Unforeseeable Emergency.  A Participant may receive a distribution from his or her Account if the Committee determines that such distribution is on account of an Unforeseeable Emergency.  The amount that may be distributed with respect to a Participant’s Unforeseeable Emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and the cancellation of the Participant’s deferral election for the balance of the Plan Year, provided the determination of such limitation is consistent with the requirements of Section 409A(2)(B)(ii) of the Code.  To receive such a distribution, the Participant must request a distribution by filing an application with the Committee and furnishing such supporting documentation as the Committee may require.  In the application, the Participant shall specify the basis for the distribution and the dollar amount to be distributed.  If such request is approved by the Committee, distribution shall be made in a lump sum payment as soon as administratively practicable, but not more than thirty (30) days following the approval of the completed application by the Committee.

6.           Compliance with Rule 16b-3

6.1           Notwithstanding anything in the Plan to the contrary, no election otherwise permitted under Section 4 above shall be effective if such election would cause the payment of Director’s Fees in the form of Common Stock to be a non-exempt purchase under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or would terminate the Non-Employee Director’s status as a non-employee director under Rule 16b-3, unless approved by the Board or the Committee.

6.2           Notwithstanding anything in the Plan to the contrary, no election otherwise permitted under Section 5 above shall be effective if, prior to the date such election becomes irrevocable, such election would cause the payment of Director’s Fees in the form of Common Stock to be a non-exempt purchase under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or would terminate the Non-Employee Director’s status as a non-employee director under Rule 16b-3, unless approved by the Board or the Committee.

6.3           Notwithstanding anything in the Plan to the contrary, if an election under Section 5 has become irrevocable, and if the investment in Stock Units and payment of Director’s Fees in the form of Common Stock would constitute a non-exempt purchase under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or would terminate the Non-Employee Director’s status as a non-employee director under Rule 16b-3, payment in Common Stock will be made only if approved by the Board or the Committee, otherwise such payment will be made in cash.

7.           Distribution upon Change in Control or upon Death of a Participant

7.1           Distribution upon Change in Control.  Notwithstanding anything in the Plan to the contrary (including Section 5.4 above), in the event of a Change in Control, all Stock Units credited to an Account for a Participant shall, as of the date of the occurrence of a Change in Control, be immediately payable to such Participant in the form of shares of Common Stock equal in number to the Stock Units held as of the date of the Change in Control.  In the event that the Change in Control shall have resulted in the payment of cash, securities or other consideration for outstanding shares of Common Stock, then the Participants shall be entitled to receive the amount of such cash, securities or other consideration as would have been payable in connection with such Change in Control in respect of the shares of Common Stock otherwise payable to the Participants hereunder.  The amount of any fractional shares shall be paid in cash.

7.2           Distribution upon Death of a Participant.  Notwithstanding anything in the Plan to the contrary (including Section 5.4 above), in the event of the death of a Participant, all Stock Units credited to an Account for the deceased Participant shall, as of the date of the Participant’s death, be immediately payable to the Participant’s Beneficiary or Beneficiaries in the form of shares of Common Stock equal in number to the Stock Units held in the deceased Participant’s Account as of the date of the Participant’s death.  If there is no Beneficiary, as that term is defined under this Plan, the remaining benefits shall be distributed to the Participant’s estate.  The amount of any fractional shares shall be paid in cash.

7.3           Tax Withholding.  Notwithstanding anything in the Plan to the contrary, the Company may withhold from any distribution the amount of any federal, state or local tax that the Company reasonably determines is required by law to be withheld.  Any benefits withheld and determined not to be required to be withheld shall be distributed as soon as there is a final determination of the applicable withholding.  No interest shall be payable to any Participant or any Beneficiary for any period that any amount is withheld pursuant to this Section 7.3.

8.           General Provisions

8.1           Adjustments to Shares of Common Stock upon Certain Events.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) payable with respect to Accounts under the Plan in order to prevent dilution or enlargement of the rights of Participants.

8.2           Amendment; Termination.  The Company reserves the right to amend the Plan prospectively or retroactively, in whole or in part, or to terminate the Plan, provided that (a) no amendment or termination may reduce or revoke any Participant’s rights under the Plan accrued and existing as of the later of the date of adoption of the amendment or termination or the effective date of the amendment or termination and (b) following shareholder approval of the Plan (i) the provisions of Sections 1.3 and 1.4 above and this Section 8.2 may not be amended without shareholder approval and (ii) no other provision of the Plan may be amended without shareholder approval if and to the extent that shareholder approval of such amendment is required by any applicable law, any rule or regulation of any securities exchange on which the Company’s shares may then be listed or the Internal Revenue Code.  Upon termination of the Plan, the Accounts of affected Participants shall be administered and distributed in accordance with the provisions of the Plan.  The Company may, to the extent it complies with the requirements of Section 409A of the Code, accelerate distribution of the Participant’s Accounts following termination of the Plan.

8.3           Rights Not Assignable.  Except for designation of a Beneficiary, Participants’ Accounts or other rights under the Plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant.  An interest in an Account or the amount represented thereby shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

8.4           Unsecured Creditor Status.  A Participant shall be an unsecured general creditor of the Company as to the distribution of any benefits under the Plan.  The right of any Participant or Beneficiary to receive any distribution under the Plan shall be no greater than the right of any other general, unsecured creditor of the Company.

8.5           No Trust or Fiduciary Relationship.  Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.

8.6           Rights as a Stockholder.  A Participant will have no rights as a shareholder unless and until shares of Common Stock are issued hereunder and the Participant becomes the holder of record of such shares.

8.7           Construction.  The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary.  Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in the Plan.  If a capitalized term is not defined in the Plan, the term shall have the general, accepted meaning of the term.

8.8           Disputes.  The Committee shall be the final arbiter of any dispute related to any matter under the Plan.  If the Participant involved in a dispute is a member of the Committee, such Participant shall not participate in the Committee’s deliberations or decision related to the dispute.  The determination by the Committee with respect to any such dispute shall be final and binding on all parties.

8.9           Unfunded Plan.  This Plan is intended to be an unfunded nonqualified deferred compensation plan within the meaning of Section 409A of the Code and shall be interpreted accordingly.  Benefits provided in the Plan constitute only an unsecured contractual promise to distribute Common Stock (and cash in lieu of fractional shares) in accordance with the terms of the Plan by the Company.

8.10           Self-Employment Taxes.  To the extent that amounts distributed or deferred under the Plan are deemed to be net earnings from self-employment, each Participant shall be responsible for any taxes payable under federal, state or local law.

8.11           Right of Company to Replace Directors.  Neither the action of the Company in establishing the Plan, nor any provision of the Plan, shall be construed as giving any Non-Employee Director the right to be retained as a director, or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan.  The Company expressly reserves the right at any time to replace or fail to renominate any Non-Employee Director without any liability for any claim against the Company for any payment or distribution whatsoever except to the extent provided for in the Plan.

8.12           Governing Law; Severability.  The Plan shall be construed, regulated and administered under the laws of the State of Minnesota.  If any provisions of the Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

8.13           Trust Fund.  The Company shall be responsible for the distribution of all benefits provided under the Plan.  At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the distribution of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  To the extent any benefits provided under the Plan are actually distributed from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so distributed, such benefits shall remain the obligation of, and shall be distributed by, the Company.

8.14           Securities Law and Other Restrictions.  Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company may, to the extent permitted under Section 409A of the Code, delay the distribution of any shares of Common Stock under this Plan if the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law, provided payment will be made at the earliest date at which the Company reasonably anticipates that the distribution will not cause such violation.  A Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition the issuance, sale or transfer of shares of Common Stock upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.